Consent of Independent Auditors




We consent to the reference to our firm under the captions "Per Accumulation Unit Income and Capital Changes" and "Financial Statements for the Fund and Transamerica Occidental" in the prospectus and "Investment Advisory and Other Services" in the Statement of Additional Information and to the use of our reports (1) dated February 15, 2002 with respect to the statutory-basis financial statements and schedules of Transamerica Occidental Life Insurance Company and (2) dated February 1, 2002 with respect to Transamerica Occidental's Separate Account Fund B included in Post-Effective Amendment No. 50 to the Registration Statement (Form N-3 No. 2-34221) and related Prospectus of Transamerica Occidental's Separate Account Fund B.

/s/Ernst & Young, LLP

Des Moines, Iowa
April 25, 2002